                                                                    Exhibit 12.2

                       Everest Reinsurance Holdings, Inc.
                  Ratio of Earnings / (Losses) to Fixed Charges
                             (Dollars in thousands)

                                            Six Months
                                           Ended June 30,                       Years Ended December 31,
                                        --------------------   ----------------------------------------------------------
                                           2002       2001       2001       2000        1999         1998         1997
                                        ---------  ---------  ---------   ---------  ----------  -----------  -----------
Earnings: Income / (Loss)
   before income taxes / (benefits)     $  82,393  $  94,358  $  29,065   $ 202,317  $  196,582  $   212,676  $   207,300

Fixed Charges:
   Assumed interest component
     of rent expense                          892        764      1,655       1,289       1,225        1,769        1,633
   Interest expense                        21,218     23,966     46,004      39,386       1,490            0            0
                                        ---------  ---------  ---------   ---------  ----------  -----------  -----------
   Total fixed charges                     22,110     24,730     47,659      40,675       2,715        1,769        1,633
                                        ---------  ---------  ---------   ---------  ----------  -----------  -----------
Earnings plus fixed charges             $ 104,503  $ 119,088  $  76,724   $ 242,992  $  199,297  $   214,445  $   208,933
                                        =========  =========  =========   =========  ==========  ===========  ===========
Ratio of earnings / (losses) to fixed
   charges                               4.7 to 1   4.8 to 1   1.6 to 1    6.0 to 1   73.4 to 1   121.2 to 1   127.9 to 1
                                        =========  =========  =========   =========  ==========  ===========  ===========